Exhibit 10.2

MAKE GOOD ESCROW AGREEMENT

MAKE GOOD ESCROW AGREEMENT, dated May 21, 2008 (“Agreement”), among SMSA III ACQUISITION CORP., a Nevada corporation (the “Company”), Mr. Mirosław Kranik, in his individual capacity (“Make Good Pledgor”), Wentworth Securities, Inc. (“Wentworth”), Halter Financial Group, L.P. (“Halter”) and Securities Transfer Corporation (“Escrow Agent”).

BACKGROUND

Each of the investors in the private offering of securities of the Company (the “Investors”) has entered into a Securities Purchase Agreement, dated as of the date hereof (the “SPA”), evidencing their participation in the Company's private offering (the “Offering”) of securities.  As an inducement to the Investors to participate in the Offering and as set forth in the SPA, Make Good Pledgor agreed to place the “Escrow Shares” (as defined in Section 2 hereto) into escrow for the benefit of the Investors in the event the Company failed to satisfy certain After-Tax Net Income thresholds.

The Company and Make Good Pledgor have agreed to establish an escrow on the terms and conditions set forth in this Agreement.  The Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Agreement.

All capitalized terms used but not defined herein shall have the meanings assigned them in the SPA.

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree as follows:

1.

Appointment of Escrow Agent. Make Good Pledgor and the Company hereby appoint Securities Transfer Corporation as Escrow Agent to act in accordance with the terms and conditions set forth in this Agreement, and Escrow Agent hereby accepts such appointment and agrees to act in accordance with such terms and conditions.

2.

Establishment of Escrow. Upon the execution of this Agreement, Make Good Pledgor shall deliver, or cause to be delivered, to the Escrow Agent certificates evidencing 3,125,000 shares (the “Escrow Shares”) of the Company's common stock, par value $0.01 per share, along with the common stock purchase rights appurtenant thereto (“Common Stock”), along with medallion guaranteed signature stamped stock powers executed in blank (or such other signed instrument of transfer acceptable to the Company’s transfer agent).

3.

Representations of Make Good Pledgor.  Make Good Pledgor hereby represents and warrants to the Investors as follows:

(a)

All of the Escrow Shares are validly issued, fully paid and nonassessable shares of the Company, and free and clear of all pledges, liens and encumbrances.  Upon any transfer of Escrow Shares to Investors hereunder, Investors will receive full right, title and authority to such shares as holders of Common Stock of the Company.

(b)

Performance of this Agreement and compliance with the provisions hereof will not violate any provision of any applicable law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any of the properties or assets of Make Good Pledgor pursuant to the terms of any indenture, mortgage, deed of trust or other agreement or instrument binding upon Make Good Pledgor, other than such breaches, defaults or liens which would not have a material adverse effect taken as a whole.

4.

Disbursement of Escrow Shares.

(a)

Delivery of Reports.  The Company shall deliver to the Investors a written report (a “Report”) certified by the Chief Financial Officer of the Company containing the Company’s income statement prepared in accordance with U.S. generally accepted accounting principals for each of the twelve month periods (each a “Period”) ended, respectively, December 31, 2008 (“2008 Period”) and December 31, 2009 (“2009 Period”) within ninety (90) days of the end of each such Period.

(b)

Guaranteed ATNI for Each Period – Failure to Achieve Guaranteed ATNI.

(i)

Make Good Pledgor agrees that if the actual after tax net income reported by the Company to the Investors in the Report covering the 2008 Period  (“Actual 2008 ATNI”) is less than USD 3,377,000 (the “Guaranteed 2008 ATNI”), Make Good Pledgor will transfer, within ten (10) Business Days, to Halter and the Investors, in accordance with the distribution principle set forth in Section 4(d), for no consideration other than their part of their respective Investment Amount at Closing, the number of Escrow Shares determined in accordance with the following formula (such number of Escrow Shares as so determined being referred to as the “2008 Make Good Shares”):

(Guaranteed 2008 ATNI minus Actual 2008 ATNI divided by Guaranteed 2008 ATNI) multiplied by Escrow Shares

The Escrow Shares remaining after the transfer, if any, to the Investors of the 2008 Make Good Shares in accordance with this Section 4(b)(i) shall be referred to as the “2009 Escrow Shares”.

(ii)

Make Good Pledgor agrees that if the actual after tax net income reported by the Company to the Investors in the Report covering the 2009 Period  (“Actual 2009 ATNI”) is less than 9,948,000 (the “Guaranteed 2009 ATNI”), Make Good Pledgor will transfer, within ten (10) Business Days, to Halter and the Investors , in accordance with the distribution principle set forth in Section 4(d), for no consideration other than their part of their respective Investment Amount at Closing, the number of 2009 Escrow Shares determined in accordance with the following formula (such number of Period 2 Escrow Shares as so determined being referred to as the “2009 Make Good Shares”):

(Guaranteed 2009 ATNI minus Actual 2009 ATNI divided by Guaranteed 2009 ATNI) multiplied by 2009 Escrow Shares

(c)

Authorization of Wentworth to Instruct Escrow Agent.  The Company and the Make Good Pledgor have agreed that Wentworth shall be authorized to provide written instruction to the Escrow Agent with regard to the distribution of the Escrow Shares in accordance with this Agreement upon the receipt of the applicable Report.  Upon receipt of an applicable Report, Wentworth shall promptly, and in any event within five (5) business days, provide written instructions to the Escrow Agent as to the disbursement of the Escrow Shares for the applicable Period in accordance with the terms of this Agreement.  The Company and the Make Good Pledgor also hereby agree that Wentworth is authorized to instruct the Pledgor to release the Escrow Shares applicable to a given Period to the Investors if the Company fails to issue a Report to the Investors for such Period within one hundred eighty (180) days following the end of the applicable Period.  The Escrow Agent need only rely on the letter of instruction from Wentworth in this regard and will disregard any contrary instructions.

(d)

Distribution Principle.  The distribution, if any, of 2008 Make Good Shares and 2009 Make Good Shares shall be allocated as follows: (i) Halter shall receive 19.6% of any Make Good Shares to be distributed and the other Investors (aside from Halter) shall receive the remaining 81.4% of the Make Good Shares on a pro rata basis.

5.

US GAAP Exception.  For purposes of determining whether or not a Period’s Guaranteed ATNI has been achieved, (a) the release of the Escrow Shares for the applicable Period to the Make Good Pledgor as a result of the operation of Section 4 shall not be deemed to be an expense, charge, or other deduction from revenues or net income even though US GAAP or other generally accepted accounting principles may require contrary treatment, and (b) a currency conversion rate of 1.00 USD to 2.455 PLN shall be used in calculating both the Period’s Guaranteed ATNI and the Period’s Actual ATNI even if a different currency conversion rate is required by US GAAP or other generally accepted accounting principals.

6.

Duration.  This Agreement shall terminate on the distribution of all the Escrow Shares.  The Company agrees to provide the Escrow Agent written notice of the issuance of Reports hereunder.

7.

Dividends.  Until such time as (if at all) the Escrow Shares are required to be delivered pursuant to this Agreement, any dividends payable in respect of the Escrow Shares and all voting rights applicable to the Escrow Shares shall be retained by Make Good Pledgor.  Should the Escrow Agent receive dividends or voting materials, such items shall be passed immediately on to the Make Good Pledgor and shall not be invested or held for any time longer than is needed to effectively re-route such items to the Make Good Pledgor.

8.

Interpleader.   Should any controversy arise among the parties hereto with respect to this Agreement or with respect to the right to receive the Escrow Shares, Escrow Agent, Halter and/or Wentworth shall have the right to consult counsel and/or to institute an appropriate interpleader action to determine the rights of the parties. Escrow Agent, Halter and/or Wentworth are also each hereby authorized to institute an appropriate interpleader action upon receipt of a written letter of direction executed by the parties so directing any of Escrow Agent, Halter or Wentworth. If Escrow Agent, Halter or Wentworth is directed to institute an appropriate interpleader action, it shall institute such action not prior to thirty (30) days after receipt of such letter of direction and not later than sixty (60) days after such date. Any interpleader action instituted in accordance with this Section 8 shall be filed in any court of competent jurisdiction in the State of New York, and the Escrow Shares in dispute shall be deposited with the court and in such event Escrow Agent, Halter and Wentworth shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Agreement with respect to the Escrow Shares and any other obligations hereunder.

9.

Exculpation and Indemnification of Escrow Agent and Wentworth.

(a)

Escrow Agent is not a party to, and is not bound by or charged with notice of any agreement out of which this escrow may arise.  Escrow Agent acts under this Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. Escrow Agent will have no duties or responsibilities other than those expressly set forth herein.  Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than Escrow Agent) or any maker, endorser or other signatory of any document to perform such person's or entity's obligations hereunder or under any such document.  Except for this Agreement and instructions to Escrow Agent pursuant to the terms of this Agreement, Escrow Agent will not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof.  Wentworth’s sole obligation under this Agreement is to provide written instruction to Escrow Agent (following such time as the Company issues a Report as specified in Section 4 hereof) directing the distribution of the Escrow Shares.  Wentworth will provide such written instructions upon review of the relevant After-Tax Net Income amount reported in such Reports as specified in Section 4 hereof.  Wentworth is not charged with any obligation to conduct any investigation into the financial reports or make any other investigation related thereto.  In the event of any actual or alleged mistake or fraud of the Company, its auditors or any other person (other than Wentworth) in connection with such financial reports of the Company, Wentworth shall have no obligation or liability to any party hereunder.

(b)

Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, absent gross negligence or willful misconduct.  Escrow Agent may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons.  The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the State of New York upon fiduciaries.

(c)

The Company and Make Good Pledgor each hereby, jointly and severally, indemnify and hold harmless each of Escrow Agent, Wentworth, Halter and any of their principals, partners, agents, employees and affiliates from and against any expenses, including reasonable attorneys' fees and disbursements, damages or losses suffered by Escrow Agent, Wentworth or  Halter in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Agreement or the services of Escrow Agent or Wentworth hereunder; except, that if Escrow Agent or Wentworth is guilty of willful misconduct, gross negligence or fraud under this Agreement, then Escrow Agent or Wentworth, as the case may be, will bear all losses, damages and expenses arising as a result of such willful misconduct, gross negligence or fraud.  Promptly after the receipt by Escrow Agent or Wentworth of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, Escrow Agent or Wentworth, as the case may be, will notify the other parties hereto in writing.  For the purposes hereof, the terms “expense” and “loss” will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys' fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.  The provisions of this section shall survive the termination of this Agreement.

10.

Compensation of Escrow Agent.  Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit A, which compensation shall be paid by the Company. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent's services as contemplated by this Agreement; provided, however, that in the event that Escrow Agent renders any material service not contemplated in this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then Escrow Agent shall be reasonably compensated by the Company for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company.  Prior to incurring any costs and/or expenses in connection with the foregoing sentence, Escrow Agent shall be required to provide written notice to the Company of such costs and/or expenses and the relevancy thereof and Escrow Agent shall not be permitted to incur any such costs and/or expenses prior to receiving written approval from the Company, which approval shall not be unreasonably withheld.

11.

Resignation of Escrow Agent.  At any time, upon ten (10) days' written notice to the Company, Escrow Agent may resign and be discharged from its duties as Escrow Agent hereunder. As soon as practicable after its resignation, Escrow Agent will promptly turn over to a successor escrow agent appointed by the Company the Escrow Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof.  If, by the end of the 10-day period following the giving of notice of resignation by Escrow Agent, the Company shall have failed to appoint a successor escrow agent, Escrow Agent may interplead the Escrow Shares into the registry of any court having jurisdiction.

12.

Records.  Escrow Agent shall maintain accurate records of all transactions hereunder.  Promptly after the termination of this Agreement or as may reasonably be requested by the parties hereto from time to time before such termination, Escrow Agent shall provide the parties hereto, as the case may be, with a complete copy of such records, certified by Escrow Agent to be a complete and accurate account of all such transactions.  The authorized representatives of each of the parties hereto shall have access to such books and records at all reasonable times during normal business hours upon reasonable notice to Escrow Agent and at the requesting party’s expense.

13.

Notice.  All notices, communications and instructions required or desired to be given under this Agreement must be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, or overnight courier, to the addresses listed on the signature page hereto.

14.

Execution in Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.

Assignment and Modification.  This Agreement and the rights and obligations hereunder of any of the parties hereto may not be assigned without the prior written consent of the other parties hereto.  Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.  No other person will acquire or have any rights under, or by virtue of, this Agreement.  No portion of the Escrow Shares shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Agreement.  This Agreement may be amended or modified only in writing signed by all of the parties hereto.

16.

Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof.

17.

Headings.  The headings contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth opposite their respective names.

SMSA III ACQUISITION CORP.

By: /s/ Mirosław Kranik
Name: Mirosław Kranik
Title: Chief Executive Officer and President

Address:

ul. Garbary 57
61-758 Pozna
Poland
Attention: Mr. Mirosław Kranik

MIROSŁAW KRANIK

/s/ Mirosław Kranik

Address:

ul. Garbary 57
61-758 Pozna
Poland

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SIGNATURE PAGE FOR OTHER PARTIES FOLLOWS]

Make Good Escrow Agreement

SECURITIES TRANSFER CORPORATION

By: /s/ Kevin Halter, Jr.
Name: Kevin Halter, Jr.
Title: President

Address:

Securities Transfer Corporation
2591 Dallas Parkway Suite 102
Frisco, TX 75034

WENTWORTH SECURITIES, INC.

By: /s/ Mitchell J. Posner
Name: Mitchell J. Posner
Title: President

Address:

2001 North B Street
Fairfield, IA 52556

HALTER FINANCIAL GROUP, L.P.

By: /s/ Timothy P. Halter
Name: Timothy P. Halter
Title: Chairman

Address:

12890 Hilltop Road
Argyle, TX 76226
Attention: Timothy P. Halter

Make Good Escrow Agreement

Exhibit A

ESCROW AGENT FEES

US $1,500